Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133007
December 26, 2007
HSBC USA INC.
Reverse Convertible Notes
PRICING SUPPLEMENT
(To the Prospectus dated April 5, 2006,
Prospectus Supplement dated October 12, 2007 and the
Product Supplement dated October 23, 2007)

Terms used in this pricing supplement are described or defined in the product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are not principal protected, and you may lose some or all of your principal.

This pricing supplement relates to eleven separate note offerings. Each reference asset identified below represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not a basket or index of reference assets). Although each offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to that reference asset or as to the suitability of an investment in the related notes. The following key terms relate to each separate notes offering:

•   Principal Amount: $1,000.00 per note
•   Offering Period End Date: December 21, 2007 at 2:00 pm, New York City time
•   Initial Public Offering Price: 100 per cent
•   Initial Valuation Date: December 21, 2007
•   Issue Date: December 31, 2007, subject to adjustment as described in the product supplement.
•   Maturity Date: 3 business days after the final valuation date, and is subject to adjustment as described in the product supplement.

•   Final Price: The market price of the reference asset on the final valuation date.
•   Interest Payment Dates: The final calendar day of each month following the issue date (or, if that day is not a business day, the following business day), commencing on January 31, 2007 and ending on, and including, the maturity date.
•   Listing: The notes will not be listed on any U.S. securities exchange or quotation system.

REFERENCE ASSET/ REFERENCE ISSUER (TICKER)	INTEREST RATE (PER ANNUM)	INITIAL PRICE(1)	BARRIER LEVEL	BARRIER PRICE(2)	ISSUE AMOUNT	PHYSICAL DELIVERY AMOUNT(3)	AGENT’S DISCOUNT OR COMMISSION / TOTAL(4)	PROCEEDS TO US / TOTAL	CUSIP / ISIN	FINAL VALUATION DATE(5)
CROCS, INC. (CROX)	30.00%	$40.95	65.00%	$26.6175	$351,000.00	24.4200	2.00% / $7,020.00	98.00% / $343,980.00	4042K0GA7 / US4042K0GA79	March 26, 2008
ADVANCED MICRO DEVICES, INC. (AMD)	25.00%	$7.79	60.00%	$4.6740	$201,000.00	128.3697	2.25% / $4,522.50	97.75% / $196,477.50	4042K0GB5 / US4042K0GB52	June 25, 2008
The Goldman Sachs Group, Inc. (GS)	20.00%	$209.60	80.00%	$167.6800	$3,063,000.00	4.7710	2.00% / $61,260.00	98.00% / $3,001,740.00	4042K0GC3 / US4042K0GC36	March 26, 2008
BARCLAYS PLC (BCS)	20.00%	$40.50	80.00%	$32.4000	$373,000.00	24.6914	2.25% / $8,392.50	97.75% / $364,607.50	4042K0GD1 / US4042K0GD19	June 25, 2008
Lehman Brothers Holdings Inc (LEH)	18.50%	$64.57	65.00%	$41.9705	$109,000.00	15.4871	2.25% / $2,452.50	97.75% / $106,547.50	4042K0GE9 / US4042K0GE91	June 25, 2008
Citigroup Inc. (C)	17.50%	$30.24	70.00%	$21.1680	$2,703,000.00	33.0688	2.25% / $60,817.50	97.75% / $2,642,182.50	4042K0GF6 / US4042K0GF66	June 25, 2008
Peabody Energy Corporation (BTU)	17.50%	$60.39	75.00%	$45.2925	$907,000.00	16.5590	2.25% / $20,407.50	97.75% / $886,592.50	4042K0GG4 / US4042K0GG40	June 25, 2008
THE BLACKSTONE GROUP L.P. (BX)	16.50%	$23.78	75.00%	$17.8350	$478,000.00	42.0521	2.25% / $10,755.00	97.75% / $467,245.00	4042K0GH2 / US4042K0GH23	June 25, 2008
Google Inc. (GOOG)	14.00%	$696.69	80.00%	$557.3520	$1,928,000.00	1.4354	2.00% / $38,560.00	98.00% / $1,889,440.00	4042K0GJ8 / US4042K0GJ88	March 26, 2008
THE BEAR STEARNS COMPANIES INC. (BSC)	14.00%	$89.95	60.00%	$53.9700	$798,000.00	11.1173	2.00% / $15,960.00	98.00% / $782,040.00	4042K0GK5 / US4042K0GK51	March 26, 2008
CISCO SYSTEMS, INC. (CSCO)	11.50%	$28.60	75.00%	$21.4500	$50,000.00	34.9650	2.25% / $1,125.00	97.75% / $48,875.00	4042K0GL3 / US4042K0GL35	June 25, 2008
(1) The initial price represents the market price (as defined herein) of the reference asset on the initial valuation date.
(2) The barrier price is the product of the initial price of multiplied by the barrier level.
(3) The physical delivery amount is determined by the calculation agent by dividing the principal amount of each note by the initial price of the reference asset. Any fractional shares will be paid in cash.
(4) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission / Total” above.
(5) The final valuation date is subject to adjustment as described in the product supplement..

See “Risk Factors” in this pricing supplement beginning on page PR-3, in the product supplement beginning on page PS-3 and in the prospectus supplement beginning on page S-3 for a description of risks relating to an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Reverse Convertible Notes linked to CROX due March 31, 2008	$351,000.00	$10.78
Reverse Convertible Notes linked to AMD due June 30, 2008	$201,000.00	$6.17
Reverse Convertible Notes linked to GS due March 31, 2008	$3,063,000.00	$94.03
Reverse Convertible Notes linked to BCS due June 30, 2008	$373,000.00	$11.45
Reverse Convertible Notes linked to LEH due June 30, 2008	$109,000.00	$3.35
Reverse Convertible Notes linked to C due June 30, 2008	$2,703,000.00	$82.98
Reverse Convertible Notes linked to BTU due June 30, 2008	$907,000.00	$27.84
Reverse Convertible Notes linked to BX due June 30, 2008	$478,000.00	$14.67
Reverse Convertible Notes linked to GOOG due March 31, 2008	$1,928,000.00	$59.19
Reverse Convertible Notes linked to BSC due March 31, 2008	$798,000.00	$24.50
Reverse Convertible Notes linked to CSCO due June 30, 2008	$50,000.00	$1.54
(6) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended..

HSBC SECURITIES (USA) INC. December 26, 2007

GENERAL TERMS.

This pricing supplement relates to eleven separate note offerings. Each reference asset identified on the cover page represents a separate note offering. The purchaser of a note will acquire a security linked to a single reference asset (not to a basket or index of reference assets). You may participate in any one of the notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of those reference assets or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, THE prospectus addendum dated December 12, 2007 and the product supplement dated October 23, 2007. You should carefully consider, among other things, the matters set forth in ”Risk Factors” beginning on page PR-3 of this document, PS-3 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

RISK FACTORS

The following highlights some, but not all, of the risk considerations relevant to investing in a note. Investing in any of the notes is not equivalent to investing directly in the relevant reference asset. We urge you to read the section “Risk Factors” beginning on page PS-3 of the product supplement and page S-3 of the prospectus supplement. As you review ”Risk Factors” in the prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”

•	"— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset"

1. The notes are not principal protected and you may lose some or all of your principal.

The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest. You will lose some or all of your principal if both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of the reference asset on any day is below the barrier price and (b) the final price of the reference asset is lower than the initial price of the reference asset. A USD 1,000 investment in the notes will pay USD 1,000 at maturity if, and only if, either of the following is true: (a) the final price of the reference asset is equal to or greater than the initial price of the reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of the reference asset never falls below the barrier price on any day. If you receive the physical delivery amount at maturity, the market value of the shares of the reference asset you receive per note will be less than the principal amount of your note and may be zero. Accordingly, you may lose the entire principal amount of each note you purchase.

We cannot predict the final price of any reference asset on the final valuation date.

2. You will not participate in any appreciation in the value of the reference asset.

You will not participate in any appreciation in the value of the reference asset. If the final price of the reference asset is greater than the initial price of the reference asset, the sum of any interest payments you receive during the term of the notes and the principal payment you receive at maturity will not reflect the performance of the reference asset. Under no circumstances, regardless of the extent to which the value of the reference asset appreciates, will your return exceed the interest rate specified on the cover page. Therefore, you may earn significantly less by investing in the notes than you would have earned by investing directly in the reference asset.

3. Because the tax treatment of the notes is uncertain, the material U.S. federal income tax consequences of an investment in the notes are uncertain.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of your note. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under ”Certain U.S. Federal Income Tax Considerations” beginning on page FWP-3 of this pricing supplement and ”Certain U.S. Federal Income Tax Considerations - Certain Equity-Linked Notes - Certain Notes Treated as a Put Option and a Deposit” in the prospectus supplement.

Please note that the prospectus, prospectus supplement, product supplement and this pricing supplement do not describe all the risks of an investment in the notes. We urge you to consult your own financial and legal advisors as to the risks entailed by an investment in the notes.

SUMMARY

Principal Payment at Maturity

Your payment at maturity for each note you hold will depend on the performance of the reference asset between the initial valuation date and the final valuation date, inclusive. You will receive the physical delivery amount if both of the following are true: (a) between the initial valuation date and the final valuation date, inclusive, the market price (as defined below) of the reference asset on any day is below the barrier price and (b) the final price of the reference asset is lower than the initial price of the reference asset. A USD 1,000 investment in the notes will pay USD 1,000 at maturity if, and only if, either of the following is true: (a) the final price of the reference asset is equal to or greater than the initial price of the reference asset or (b) between the initial valuation date and the final valuation date, inclusive, the market price of the reference asset never falls below the barrier price on any day. If you receive the physical delivery amount at maturity, the market value of the shares of the reference asset you receive per note will be less than the principal amount of each note and may be zero. Accordingly, you may lose the entire principal amount of your each note you purchase. Under some circumstances to be determined by and at the sole option of HSBC USA Inc., we may pay investors, in lieu of the physical delivery amount, the cash equivalent of such shares with a per share price equal to the final price. However, we currently expect to deliver the physical delivery amount and not cash in lieu of the physical delivery amount in the event the conditions described above occur.

As described in the product supplement, on any scheduled trading day on which the value of the reference asset must be calculated by the calculation agent, (i) if the relevant exchange is the NASDAQ Stock Market (“NASDAQ”), the market price of the reference asset will be the NASDAQ official closing price (NOCP) or (ii) if the NASDAQ is not the relevant exchange, the market price of the reference asset will be the official closing price of the relevant exchange, in each case as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange. If the reference asset is not listed or traded as described above for any reason other than a market disruption event, then the market price for the reference asset on any scheduled trading day will be the average, as determined by the calculation agent, of the bid prices for the reference asset obtained from as many dealers in the reference asset selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

To the extent a market disruption event exists on a day on which the final price is to be determined, the market price of the reference asset will be determined on the first following scheduled trading day on which a market disruption event does not exist with respect to the reference asset; provided that if a market disruption event exists on five consecutive scheduled trading days, that fifth scheduled trading day shall be the final valuation date, and the calculation agent shall determine the final price on such date. The term “market disruption event” is described and defined in the product supplement.

In the event that the maturity date is postponed or extended as described under ”Specific Terms of the Notes - Maturity Date” in the product supplement, the related payment of principal will be made on the postponed or extended maturity date.

You may lose some or all of your principal if you invest in the notes.

Physical Delivery Amount

If the payment at maturity per note is in physical shares of the reference asset, you will receive a number of shares referred to as the ”physical delivery amount” (with any fractional shares to be paid in cash). The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of each note by the initial price of the reference asset. The physical delivery amount, the initial price of the reference asset and other amounts may change due to corporate actions.

Interest

The notes will pay interest at the interest rate specified on the front cover of this pricing supplement, and interest payments will be made on the interest payment dates specified on the front cover of this pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. For more information, see ”Description of the Notes - Fixed Rate Notes” in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one reasonable approach, each note should be treated for federal income tax purposes as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at the maturity date for an amount equal to the Deposit (as defined below), or (2) “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit.” We intend to treat the notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the notes, you agree to treat the notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. We also intend to treat the Deposits as “short-term obligations” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Short-Term Debt Instruments” in the prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

The description below of each reference asset includes a chart that indicates the yield on the Deposit and the Put Premium, as described in the prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

SETTLEMENT

We expect that the delivery of the notes will be made against payment therefor on or about the initial settlement date specified on the cover page of the applicable pricing supplement, which will be the fifth business day following the pricing date of the notes (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

REFERENCE ISSUER AND REFERENCE ASSET INFORMATION

All information on the reference assets and the reference issuers is derived from publicly available information. Companies with securities registered under the Securities Exchange Act of 1934 (the ”Exchange Act”) are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a reference asset can be located by reference to the SEC file number specified in the description of the relevant reference asset below. We make no representation that these publicly available documents are accurate or complete. For more information, we urge you to read the section ”Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Historical Performance of the Reference Assets

The description below of each reference asset includes a table that sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices, of that reference asset for each quarter in the period from January 1, 2004 through September 28, 2007 and for the period from October 1, 2007 through December 21, 2007. We obtained the data in these tables from Bloomberg Financial Service, without independent verification by us. All historical prices are denominated in USD and rounded to the nearest penny. Historical prices of the reference assets should not be taken as an indication of future performance of the reference assets.

HYPOTHETICAL EXAMPLES
The description below of each reference asset includes a table of hypothetical returns that is based on the assumptions outlined for each reference asset. Each table illustrates the hypothetical returns you would have earned from (i) a USD 1,000 investment in the notes compared to (ii) a direct investment in the relevant reference asset (prior to the deduction of any applicable brokerage fees or charges). The following is a general description of how the hypothetical returns in each table were determined:

•   If the final price of the reference asset is lower than the initial price of the reference asset and the market price of the reference asset was below the barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive the physical delivery amount (with any fractional shares to be paid in cash) ;

•   If the final price of the reference asset is greater than or equal to the initial price of the reference asset, you would receive USD 1,000 at maturity, regardless of whether the market price of the reference asset on any day was below the barrier price; or

•   If the final price of the reference asset is lower than the initial price of the reference asset but the market price of the reference asset was not below the barrier price on any day between the initial valuation date and the final valuation date, inclusive, you would receive USD1,000 at maturity.

Each table of hypothetical returns is provided for illustration purposes only and is hypothetical. None purports to be representative of every possible scenario concerning increases or decreases in the price of the reference asset and the payment at maturity of the notes. We cannot predict the final price of the reference assets on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. In addition, the examples assume that the reference asset has no dividend yield. You should not take these examples as an indication or assurance of the expected performance of the reference asset.

CROCS, INC. (CROX)

Description of CROCS, INC.

According to publicly available information, CROCS, INC. (“Crocs”) and its subsidiaries design, develop, and manufacture consumer products from specialty resins worldwide. Crocs offers footwear for men, women, and children under the crocs brand. Crocs also offers apparel and accessories, including t-shirts, sweatshirts, hats, beanies, and socks. In addition, it manufactures spa pillows for the home spa market; seats and pads for use in kayaks and canoes; and scuba diving fins for other water sports products, as well as produces and distributes hockey and lacrosse equipment. Crocs sells its products through other specialty channels, including gift shops, uniform suppliers, independent bicycle dealers, specialty food retailers, health and beauty stores, and other specialty stores. Crocs also sells its products through company-operated kiosks that are located in high foot traffic areas, and directly to consumers through its Web site, crocs.com.

The common stock of Crocs commenced trading in the first quarter of 2006 on the relevant exchange; therefore, the historical prices for common stock of Crocs commenced in and started from the first quarter of 2006.

Crocs SEC file number is 0-51754.

Historical Performance of Crocs

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	N/A	N/A	N/A
March 31, 2006	16.25	10.17	12.58
June 30, 2006	18.50	10.78	12.58
September 29, 2006	17.53	11.33	16.98
December 29, 2006	25.13	15.83	21.60
March 30, 2007	29.29	21.43	23.63
June 29, 2007	47.40	23.44	43.03
September 28, 2007	68.12	41.20	67.25
October 1, 2007 through December 21, 2007	75.21	33.76	40.95

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 30.00 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.61 per cent constitutes interest on the Deposit and 25.39 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Crocs

Initial Price:	USD 40.95

Barrier Price:	USD 26.6175

Interest Rate:	30.00 per cent per annum

Physical Delivery Amount:	24.4200 shares (fractional shares paid in cash)

Term of Notes:	3 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	7.50%		100.00%
+	90%	7.50%		90.00%
+	80%	7.50%		80.00%
+	70%	7.50%		70.00%
+	60%	7.50%		60.00%
+	50%	7.50%		50.00%
+	40%	7.50%		40.00%
+	30%	7.50%		30.00%
+	20%	7.50%		20.00%
+	10%	7.50%		10.00%
	0%	7.50%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-2.50%	7.50%	-10.00%
-	20%	-12.50%	7.50%	-20.00%
-	30%	-22.50%	7.50%	-30.00%
-	40%	-32.50%	N/A	-40.00%
-	50%	-42.50%	N/A	-50.00%
-	60%	-52.50%	N/A	-60.00%
-	70%	-62.50%	N/A	-70.00%
-	80%	-72.50%	N/A	-80.00%
-	90%	-82.50%	N/A	-90.00%
-	100%	-92.50%	N/A	-100.00%

ADVANCED MICRO DEVICES, INC. (AMD)

Description of ADVANCED MICRO DEVICES, INC.

According to publicly available information, ADVANCED MICRO DEVICES, INC. (“AMD”), a semiconductor company, provides processing solutions for the computing, graphics, and consumer electronics markets in the United States, Europe, and Asia. AMD offers single-core and dual-core microprocessor products for servers, workstations, notebooks, and desktop personal computers (PCs); embedded microprocessor products; and 3D graphics, video, and multimedia products and chipsets for desktop and notebook PCs, such as home media PCs, professional workstations, and servers. AMD also provides products for consumer electronic devices, such as mobile phones, digital TVs, and game consoles. AMD sells its products to original equipment manufacturers, original design manufacturers, and third-party distributors through its direct sales force and independent sales representatives.

On December 6, 2007, AMD concluded that the current carrying value of its goodwill which AMD had recorded as a result of its October 2006 acquisition of ATI Technologies Inc. was impaired. This conclusion was reached based on the results of an updated long-term financial outlook for the businesses of the former ATI Technologies Inc. as part of the AMD’s strategic planning cycle conducted annually during the AMD’s fourth quarter and based on the preliminary findings of the AMD’s annual goodwill impairment testing that commenced in the beginning of October 2007. AMD expects that the impairment charge will be material, but AMD has determined that, as of December 6, 2007, it was unable in good faith to make a determination of an estimate of the amount or range of amounts of the impairment charge.

AMD’s SEC file number is 001-07882.

Historical Performance of AMD

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	17.50	13.66	16.23
June 30, 2004	17.60	13.67	15.90
September 30, 2004	15.90	10.76	13.00
December 31, 2004	24.95	13.09	22.02
March 31, 2005	22.29	14.64	16.12
June 30, 2005	18.34	14.08	17.34
September 30, 2005	25.75	17.22	25.20
December 30, 2005	31.84	20.22	30.60
March 31, 2006	42.65	30.89	33.16
June 30, 2006	35.75	23.46	24.42
September 29, 2006	27.90	16.90	24.85
December 29, 2006	25.69	19.90	20.35
March 30, 2007	20.63	12.96	13.06
June 29, 2007	15.95	12.60	14.30
September 28, 2007	16.19	11.27	13.20
October 1, 2007 through December 21, 2007	14.73	7.54	7.79

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 25.00 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.48 per cent constitutes interest on the Deposit and 20.52 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	AMD

Initial Price:	USD 7.79

Barrier Price:	USD 4.6740

Interest Rate:	25.00 per cent per annum

Physical Delivery Amount:	128.3697 shares (fractional shares paid in cash)

Term of Notes:	6 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	12.50%		100.00%
+	90%	12.50%		90.00%
+	80%	12.50%		80.00%
+	70%	12.50%		70.00%
+	60%	12.50%		60.00%
+	50%	12.50%		50.00%
+	40%	12.50%		40.00%
+	30%	12.50%		30.00%
+	20%	12.50%		20.00%
+	10%	12.50%		10.00%
	0%	12.50%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	2.50%	12.50%	-10.00%
-	20%	-7.50%	12.50%	-20.00%
-	30%	-17.50%	12.50%	-30.00%
-	40%	-27.50%	12.50%	-40.00%
-	50%	-37.50%	N/A	-50.00%
-	60%	-47.50%	N/A	-60.00%
-	70%	-57.50%	N/A	-70.00%
-	80%	-67.50%	N/A	-80.00%
-	90%	-77.50%	N/A	-90.00%
-	100%	-87.50%	N/A	-100.00%

THE GOLDMAN SACHS GROUP, INC. (GS)

Description of The Goldman Sachs Group, Inc.

According to publicly available information, The Goldman Sachs Group, Inc. (“Goldman”) provides investment banking, securities, and investment management services primarily to corporations, financial institutions, governments, and high-net-worth individuals worldwide. Goldman operates in three segments: Investment Banking, Trading and Principal Investments, and Asset Management and Securities Services. Goldman’s Investment Banking segment provides financial advisory services, such as advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings, and spin-offs; and underwriting services, including public offerings and private placements of common and preferred stock, convertible and exchangeable securities, investment-grade debt, high-yield debt, sovereign and emerging market debt, municipal debt, bank loans, asset-backed securities, and real estate-related securities. Goldman’s Trading and Principal Investments segment engages in market making, trading of, and investing in fixed income and equity products, currencies, commodities, and derivatives on these products. Goldman’s Asset Management and Securities Services segment provides investment advisory and financial planning services, and investment products; and offers prime brokerage services, financing services, and securities lending services.

Goldman’s SEC file number is 001-14965.

Historical Performance of Goldman

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	109.29	96.15	104.35
June 30, 2004	107.50	87.70	94.16
September 30, 2004	94.96	83.29	93.24
December 31, 2004	110.88	90.74	104.04
March 31, 2005	113.93	101.79	109.99
June 30, 2005	114.25	94.77	102.02
September 30, 2005	121.70	102.16	121.58
December 30, 2005	134.94	110.35	127.71
March 31, 2006	159.62	124.25	156.96
June 30, 2006	169.31	136.90	150.43
September 29, 2006	171.15	139.00	169.17
December 29, 2006	206.39	168.51	199.35
March 30, 2007	222.75	189.85	206.63
June 29, 2007	233.94	203.29	216.75
September 28, 2007	225.76	157.38	216.74
October 1, 2007 through December 21, 2007	250.70	197.10	209.60

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 20.00 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.61 per cent constitutes interest on the Deposit and 15.39 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Goldman

Initial Price:	USD 209.60

Barrier Price:	USD 167.6800

Interest Rate:	20.00 per cent per annum

Physical Delivery Amount:	4.7710 shares (fractional shares paid in cash)

Term of Notes:	3 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	5.00%		100.00%
+	90%	5.00%		90.00%
+	80%	5.00%		80.00%
+	70%	5.00%		70.00%
+	60%	5.00%		60.00%
+	50%	5.00%		50.00%
+	40%	5.00%		40.00%
+	30%	5.00%		30.00%
+	20%	5.00%		20.00%
+	10%	5.00%		10.00%
	0%	5.00%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-5.00%	5.00%	-10.00%
-	20%	-15.00%	5.00%	-20.00%
-	30%	-25.00%	N/A	-30.00%
-	40%	-35.00%	N/A	-40.00%
-	50%	-45.00%	N/A	-50.00%
-	60%	-55.00%	N/A	-60.00%
-	70%	-65.00%	N/A	-70.00%
-	80%	-75.00%	N/A	-80.00%
-	90%	-85.00%	N/A	-90.00%
-	100%	-95.00%	N/A	-100.00%

BARCLAYS PLC (BCS)

Description of BARCLAYS PLC

According to publicly available information, BARCLAYS PLC (“Barclays”) offers retail and commercial banking, credit cards, investment banking, wealth management, and investment management services. Barclays provides current accounts, deposit accounts, savings accounts, investments, mortgages, installment finance, loans, and general insurance, as well as advice, information and support, and asset financing and leasing solutions. Barclays also operates a credit card and consumer loans business, which also processes card payments for retailers and merchants, as well as issues credit and charge cards to corporate customers and the United Kingdom government. Barclays investment banking services include fixed income, foreign exchange, commodities, emerging markets, money markets, sales, trading and research, prime services, and equity products; and primary and secondary activities for loans and bonds, hybrid capital products, asset-based finance, commercial mortgage-backed securities, credit derivatives, structured capital markets, and large asset leasing, as well as private equity. Barclays investment management products and services consist of structured investment strategies, such as indexing, global asset allocation, and risk controlled active products; and related investment services, including securities lending, cash management, and portfolio transition services. Barclays also offers assets and products in the exchange traded funds business. In addition, Barclays provides wealth management services, such as private banking, asset management, stock broking, offshore banking, wealth structuring, and financial planning services.

Barclays SEC file number is 1-309246.

Historical Performance of Barclays
QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	39.88	34.94	36.14
June 30, 2004	37.78	34.49	34.86
September 30, 2004	39.59	32.78	38.69
December 31, 2004	45.99	39.04	45.68
March 31, 2005	47.00	40.50	41.44
June 30, 2005	43.41	37.80	39.94
September 30, 2005	42.80	38.27	40.78
December 30, 2005	42.85	37.16	42.08
March 31, 2006	48.00	41.80	46.80
June 30, 2006	51.03	43.20	45.78
September 29, 2006	51.75	42.90	50.77
December 29, 2006	61.43	51.02	58.14
March 30, 2007	62.68	52.24	56.94
June 29, 2007	60.99	55.50	55.79
September 28, 2007	61.55	46.19	48.62
October 1, 2007 through December 21, 2007	54.79	38.14	40.50

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 20.00 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.48 per cent constitutes interest on the Deposit and 15.52 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Barclays

Initial Price:	USD 40.50

Barrier Price:	USD 32.4000

Interest Rate:	20.00 per cent per annum

Physical Delivery Amount:	24.6914 (fractional shares paid in cash)

Term of Notes:	6 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	10.00%		100.00%
+	90%	10.00%		90.00%
+	80%	10.00%		80.00%
+	70%	10.00%		70.00%
+	60%	10.00%		60.00%
+	50%	10.00%		50.00%
+	40%	10.00%		40.00%
+	30%	10.00%		30.00%
+	20%	10.00%		20.00%
+	10%	10.00%		10.00%
	0%	10.00%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	0.00%	10.00%	-10.00%
-	20%	-10.00%	10.00%	-20.00%
-	30%	-20.00%	N/A	-30.00%
-	40%	-30.00%	N/A	-40.00%
-	50%	-40.00%	N/A	-50.00%
-	60%	-50.00%	N/A	-60.00%
-	70%	-60.00%	N/A	-70.00%
-	80%	-70.00%	N/A	-80.00%
-	90%	-80.00%	N/A	-90.00%
-	100%	-90.00%	N/A	-100.00%

LEHMAN BROTHERS HOLDINGS INC. (LEH)

Description of Lehman Brothers Holdings Inc.

According to publicly available information, Lehman Brothers Holdings Inc. (“Lehman”) through its subsidiaries, provides various financial services to corporations, governments and municipalities, institutions, and high-net-worth individuals worldwide. Lehman operates in three segments: Capital Markets, Investment Banking, and Investment Management. Lehman’s Capital Markets segment represents institutional customer flow activities, including prime brokerage, research, mortgage origination and securitization, secondary-trading, and financing activities in fixed income and equity products. Lehman’s Investment Banking segment provides advice to customers on mergers, acquisitions, and other financial matters. Lehman’s Investment Management segment consists of private investment management, which provides brokerage services, investment, wealth advisory, and trust and capital markets execution services; and offers asset management products across traditional and alternative asset classes through various distribution channels.

On December 13, 2007, Lehman’s Fixed Income Capital Markets reported net revenues of $860 million, a decrease of 60% from $2.1 billion in the fourth quarter of fiscal 2006, due to the very challenging markets experienced during the period. Fixed Income Capital Markets recorded negative valuation adjustments on trading assets, principally in Lehman’s Securitized Products and Real Estate businesses. These valuation adjustments were offset, in part, by valuation gains on economic hedges and liabilities, as well as realized gains from the sale of certain leveraged loan positions, resulting in a net revenue reduction in Fixed Income.

Lehman’s SEC file number is 1-9466.

Historical Performance of Lehman

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	44.86	38.47	41.44
June 30, 2004	42.12	34.83	37.63
September 30, 2004	40.42	33.63	39.86
December 31, 2004	44.65	38.21	43.74
March 31, 2005	48.47	42.71	47.08
June 30, 2005	49.96	42.96	49.64
September 30, 2005	58.97	48.97	58.24
December 30, 2005	66.58	51.87	64.09
March 31, 2006	74.79	62.92	72.27
June 30, 2006	78.85	58.38	65.15
September 29, 2006	74.64	59.25	73.86
December 29, 2006	78.88	71.08	78.12
March 30, 2007	86.18	68.07	70.07
June 29, 2007	82.05	68.60	74.52
September 28, 2007	75.50	49.06	61.73
October 1, 2007 through December 21, 2007	67.73	52.71	64.57

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 18.50 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.48 per cent constitutes interest on the Deposit and 14.02 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Lehman

Initial Price:	USD 64.57

Barrier Price:	USD 41.9705

Interest Rate:	18.50 per cent per annum

Physical Delivery Amount:	15.4871 shares (fractional shares paid in cash)

Term of Notes:	6 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	9.25%		100.00%
+	90%	9.25%		90.00%
+	80%	9.25%		80.00%
+	70%	9.25%		70.00%
+	60%	9.25%		60.00%
+	50%	9.25%		50.00%
+	40%	9.25%		40.00%
+	30%	9.25%		30.00%
+	20%	9.25%		20.00%
+	10%	9.25%		10.00%
	0%	9.25%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-0.75%	9.25%	-10.00%
-	20%	-10.75%	9.25%	-20.00%
-	30%	-20.75%	9.25%	-30.00%
-	40%	-30.75%	N/A	-40.00%
-	50%	-40.75%	N/A	-50.00%
-	60%	-50.75%	N/A	-60.00%
-	70%	-60.75%	N/A	-70.00%
-	80%	-70.75%	N/A	-80.00%
-	90%	-80.75%	N/A	-90.00%
-	100%	-90.75%	N/A	-100.00%

CITIGROUP INC. (C)

Description of CITIGROUP INC. (C)

According to publicly available information, CITIGROUP INC. (“Citigroup”) a multi-bank holding company, provides various financial services to customers in the United States and internationally. Citigroup’s Global Consumer segment offers banking, lending, insurance, and investment services. Citigroup’s Markets and Banking segment provides various investment and commercial banking services and products, which comprise investment banking and advisory services, debt and equity trading, institutional brokerage, foreign exchange, structured products, derivatives, and lending. Citigroup’s Global Wealth Management segment provides investment advice, financial planning, and brokerage services to affluent individuals, companies, and non-profits.
On November 4, 2007, Citigroup issued a press release announcing significant declines since September 30, 2007 in the fair value of the approximately $55 billion in U.S. sub-prime related direct exposures in its Securities and Banking business. Citigroup estimates that, at the present time, the reduction in revenues attributable to these declines ranges from approximately $8 billion to $11 billion representing a decline of approximately $5 billion to $7 billion in net income on an after-tax basis.
On December 13, 2007, Citigroup announced that it has committed to provide a support facility that is intended to resolve uncertainties regarding senior debt repayment currently facing the Citigroup-advised Structured Investment Vehicles (“SIVs”). This action is a response to the recently announced ratings review for possible downgrade by Moody’s and S&P of the outstanding senior debt of the SIVs, and the continued reduction of liquidity in the SIV related asset-backed commercial paper and medium-term note markets. Citi’s actions are designed to support the current ratings of the SIVs’ senior debt and to allow the SIVs to continue to pursue their current orderly asset reduction plan. As a result of this commitment, Citi will consolidate the SIVs’ assets and liabilities onto its balance sheet under applicable accounting rules.
Citigroup’s SEC file number is 1-9924.

Historical Performance of Citigroup

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	52.04	47.99	51.70
June 30, 2004	52.84	44.83	46.50
September 30, 2004	47.45	43.00	44.12
December 31, 2004	49.06	42.11	48.18
March 31, 2005	49.99	44.05	44.94
June 30, 2005	48.14	43.80	46.23
September 30, 2005	46.81	42.91	45.52
December 30, 2005	49.76	44.00	48.53
March 31, 2006	49.33	44.85	47.23
June 30, 2006	50.71	47.17	48.24
September 29, 2006	50.35	46.22	49.67
December 29, 2006	56.66	48.83	55.70
March 30, 2007	56.28	48.05	51.34
June 29, 2007	55.53	50.41	51.29
September 28, 2007	52.97	44.66	46.67
October 1, 2007 through December 21, 2007	48.77	29.34	30.24

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 17.50 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.48 per cent constitutes interest on the Deposit and 13.02 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. The hypothetical returns are rounded to the hundredth decimal place. See “- Hypothetical Examples” above for more information.

Reference Asset:	Citigroup

Initial Price:	USD 30.24

Barrier Price:	USD 21.1680

Interest Rate:	17.50 per cent per annum

Physical Delivery Amount:	33.0688 shares (fractional shares paid in cash)

Term of Notes:	6 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	8.75%		100.00%
+	90%	8.75%		90.00%
+	80%	8.75%		80.00%
+	70%	8.75%		70.00%
+	60%	8.75%		60.00%
+	50%	8.75%		50.00%
+	40%	8.75%		40.00%
+	30%	8.75%		30.00%
+	20%	8.75%		20.00%
+	10%	8.75%		10.00%
	0%	8.75%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-1.25%	8.75%	-10.00%
-	20%	-11.25%	8.75%	-20.00%
-	30%	-21.25%	8.75%	-30.00%
-	40%	-31.25%	N/A	-40.00%
-	50%	-41.25%	N/A	-50.00%
-	60%	-51.25%	N/A	-60.00%
-	70%	-61.25%	N/A	-70.00%
-	80%	-71.25%	N/A	-80.00%
-	90%	-81.25%	N/A	-90.00%
-	100%	-91.25%	N/A	-100.00%

PEABODY ENERGY CORPORATION (BTU)

Description of Peabody Energy Corporation

According to publicly available information, Peabody Energy Corporation (“Peabody Energy”), through its subsidiaries, engages in the exploration, mining, and production of coal worldwide. Peabody Energy owns interests in 40 coal operations located in the United States and Australia, as well as owns joint venture interests in a Venezuelan mine. Peabody Energy also markets, brokerages, and trades coal. Peabody Energy also develops mine-mouth coal-fueled generating plants; produces coalbed methane; and develops Btu Conversion technologies, which are designed to convert coal to natural gas and transportation fuels.

Peabody Energy’s SEC file number is 001-16463.

Historical Performance of Peabody Energy

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	11.84	8.52	10.89
June 30, 2004	13.11	9.77	13.10
September 30, 2004	14.14	11.88	13.93
December 31, 2004	20.32	12.64	18.94
March 31, 2005	23.83	17.20	21.70
June 30, 2005	26.43	18.42	24.36
September 30, 2005	40.26	24.35	39.49
December 30, 2005	40.70	33.10	38.58
March 31, 2006	49.15	38.61	47.20
June 30, 2006	71.43	43.83	52.20
September 29, 2006	56.00	30.85	34.43
December 29, 2006	45.49	31.88	37.83
March 30, 2007	41.76	33.89	37.67
June 29, 2007	52.20	37.41	45.30
September 28, 2007	47.74	35.97	44.82
October 1, 2007 through December 21, 2007	61.27	44.49	60.39

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 17.50 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.48 per cent constitutes interest on the Deposit and 13.02 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Peabody Energy

Initial Price:	USD 60.39

Barrier Price:	US 45.2925

Interest Rate:	17.50 per cent per annum

Physical Delivery Amount:	16.5590 shares (fractional shares paid in cash)

Term of Notes:	6 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	8.75%		100.00%
+	90%	8.75%		90.00%
+	80%	8.75%		80.00%
+	70%	8.75%		70.00%
+	60%	8.75%		60.00%
+	50%	8.75%		50.00%
+	40%	8.75%		40.00%
+	30%	8.75%		30.00%
+	20%	8.75%		20.00%
+	10%	8.75%		10.00%
	0%	8.75%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-1.25%	8.75%	-10.00%
-	20%	-11.25%	8.75%	-20.00%
-	30%	-21.25%	N/A	-30.00%
-	40%	-31.25%	N/A	-40.00%
-	50%	-41.25%	N/A	-50.00%
-	60%	-51.25%	N/A	-60.00%
-	70%	-61.25%	N/A	-70.00%
-	80%	-71.25%	N/A	-80.00%
-	90%	-81.25%	N/A	-90.00%
-	100%	-91.25%	N/A	-100.00%

THE BLACKSTONE GROUP L.P. (BX)

Description of THE BLACKSTONE GROUP L.P.

According to publicly available information, THE BLACKSTONE GROUP L.P. (“Blackstone”) is a global alternative asset manager and provider of financial advisory services. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt vehicles, proprietary hedge funds and closed-end mutual funds. Blackstone also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. The common stock of Blackstone started trading on the New York Stock Exchange on June 21, 2007; therefore, historical prices of Blackstone commenced on and from June 21, 2007.

Blackstone’s SEC file number is 001-33551.

Historical Performance of Blackstone

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	N/A	N/A	N/A
March 31, 2006	N/A	N/A	N/A
June 30, 2006	N/A	N/A	N/A
September 29, 2006	N/A	N/A	N/A
December 29, 2006	N/A	N/A	N/A
March 30, 2007	N/A	N/A	N/A
June 29, 2007	38.00	28.75	29.27
September 28, 2007	31.99	21.30	25.08
October 1, 2007 through December 21, 2007	29.75	20.40	23.78

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations - Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 16.50 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.48 per cent constitutes interest on the Deposit and 12.02 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Blackstone

Initial Price:	USD 23.78

Barrier Price:	USD 17.8350

Interest Rate:	16.50 per cent per annum

Physical Delivery Amount:	42.0521 shares (fractional shares paid in cash)

Term of Notes:	6 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	8.25%		100.00%
+	90%	8.25%		90.00%
+	80%	8.25%		80.00%
+	70%	8.25%		70.00%
+	60%	8.25%		60.00%
+	50%	8.25%		50.00%
+	40%	8.25%		40.00%
+	30%	8.25%		30.00%
+	20%	8.25%		20.00%
+	10%	8.25%		10.00%
	0%	8.25%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-1.75%	8.25%	-10.00%
-	20%	-11.75%	8.25%	-20.00%
-	30%	-21.75%	N/A	-30.00%
-	40%	-31.75%	N/A	-40.00%
-	50%	-41.75%	N/A	-50.00%
-	60%	-51.75%	N/A	-60.00%
-	70%	-61.75%	N/A	-70.00%
-	80%	-71.75%	N/A	-80.00%
-	90%	-81.75%	N/A	-90.00%
-	100%	-91.75%	N/A	-100.00%

GOOGLE INC (GOOG)

Description of Google Inc.

According to publicly available information, Google Inc. (“Google”) provides targeted advertising and Internet search solutions worldwide. Google offers intranet solutions via an enterprise search appliance. Google’s products and services include Google.com that offers Google Base, which lets content owners submit content that they want to share on Google Web sites; personalized homepage and search; and Google Video and YouTube that lets users find, upload, view, and share video content, as well as Web, image, book, and literature search. Google offers communication, collaboration, and communities, such as Gmail that is Google's Web mail service. Google also offers Google GEO that offers earth and local maps; Google Labs that tests product prototypes and solicits feedback on how the technology could be used or improved; and Google Mobile that lets people search and view both the mobile Web, consisting of pages created specifically for wireless devices, and the entire Google index, including products like Image Search. In addition, Google offers AdWords, an online self-service program that enables advertisers to place text-based ads on Google Web sites; AdSense, a program through which Google distributes its advertisers' ads for display on the Web sites of its Google Network members; and Google Checkout, an online shopping payment processing system for consumers and merchants. Further, Google licenses its Web search technology along with Google AdSense service for search to companies.

Google’s SEC file number is 000-50726.

Historical Performance of Google

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	135.00	96.00	129.60
December 31, 2004	201.59	128.92	193.10
March 31, 2005	216.80	172.60	180.51
June 30, 2005	309.25	179.84	294.15
September 30, 2005	320.94	273.35	316.46
December 30, 2005	446.16	290.69	414.86
March 31, 2006	475.11	331.55	390.00
June 30, 2006	450.72	360.59	419.33
September 29, 2006	427.87	363.37	401.90
December 29, 2006	513.00	398.27	460.48
March 30, 2007	513.00	437.00	458.16
June 29, 2007	534.99	452.12	523.38
September 28, 2007	571.75	480.51	567.27
October 1, 2007 through December 21, 2007	747.24	569.61	696.69

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 14.00 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.61 per cent constitutes interest on the Deposit and 9.39 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Google

Initial Price:	USD 696.69

Barrier Price:	USD 557.3520

Interest Rate:	14.00 per cent per annum

Physical Delivery Amount:	1.4354 shares (fractional shares paid in cash)

Term of Notes:	3 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	3.50%		100.00%
+	90%	3.50%		90.00%
+	80%	3.50%		80.00%
+	70%	3.50%		70.00%
+	60%	3.50%		60.00%
+	50%	3.50%		50.00%
+	40%	3.50%		40.00%
+	30%	3.50%		30.00%
+	20%	3.50%		20.00%
+	10%	3.50%		10.00%
	0%	3.50%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-6.50%	3.50%	-10.00%
-	20%	-16.50%	3.50%	-20.00%
-	30%	-26.50%	N/A	-30.00%
-	40%	-36.50%	N/A	-40.00%
-	50%	-46.50%	N/A	-50.00%
-	60%	-56.50%	N/A	-60.00%
-	70%	-66.00%	N/A	-70.00%
-	80%	-76.50%	N/A	-80.00%
-	90%	-86.50%	N/A	-90.00%
-	100%	-96.50%	N/A	-100.00%

THE BEAR STEARNS COMPANIES INC. (BSC)

Description of THE BEAR STEARNS COMPANIES INC.

According to publicly available information, THE BEAR STEARNS COMPANIES INC. (“Bear Stearns”), through its Bear Stearns & Co. Inc. subsidiary, offers investment banking and securities trading and brokerage services. Bear Stearns’ business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, and private client services.

On December 20, 2007, Bear Stearns reported results for the fiscal year and the fourth quarter ended November 30, 2007. In early November Bear Stearns announced that it anticipated write-downs of approximately $1.2 billion in mortgage inventory net of hedges. At November 30, 2007 total net inventory write-downs were $1.9 billion. These write-downs served to reduce fourth quarter earnings per share (diluted) by $8.21. Including these write-downs Bear Stearns reported a loss for the fourth quarter ended November 30, 2007 of $6.90 per share. For the comparable fourth quarter of 2006, Bear Stearns reported earnings per share (diluted) of $4.00. The net loss for the fourth quarter of 2007 was $854 million as compared with net income of $563 million for the fourth quarter of 2006. Net revenues for the 2007 fourth quarter were a loss of $379 million down from revenues of $2.4 billion for the 2006 fourth quarter.

Bear Stearns’ SEC file number is 1-8989.

Historical Performance of Bear Stearns

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	91.76	78.80	87.68
June 30, 2004	88.76	75.44	84.31
September 30, 2004	96.21	81.14	96.17
December 31, 2004	109.82	86.51	102.31
March 31, 2005	106.51	96.54	99.90
June 30, 2005	105.31	91.35	103.94
September 30, 2005	110.16	98.55	109.75
December 30, 2005	119.40	98.74	115.53
March 31, 2006	141.22	113.30	138.70
June 30, 2006	147.77	120.10	140.08
September 29, 2006	147.20	127.12	140.10
December 29, 2006	166.20	139.57	162.78
March 30, 2007	172.61	138.57	150.35
June 29, 2007	159.34	136.13	140.00
September 28, 2007	145.48	99.75	122.81
October 1, 2007 through December 21, 2007	133.11	87.63	89.95

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 14.00 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.61 per cent constitutes interest on the Deposit and 9.39 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Bear Stearns

Initial Price:	USD 89.95

Barrier Price	USD 53.9700

Interest Rate:	14.00 per cent per annum

Physical Delivery Amount:	11.1173 shares (fractional shares paid in cash)

Term of Notes:	3 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	3.50%		100.00%
+	90%	3.50%		90.00%
+	80%	3.50%		80.00%
+	70%	3.50%		70.00%
+	60%	3.50%		60.00%
+	50%	3.50%		50.00%
+	40%	3.50%		40.00%
+	30%	3.50%		30.00%
+	20%	3.50%		20.00%
+	10%	3.50%		10.00%
	0%	3.50%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-6.50%	3.50%	-10.00%
-	20%	-16.50%	3.50%	-20.00%
-	30%	-26.50%	3.50%	-30.00%
-	40%	-36.50%	3.50%	-40.00%
-	50%	-46.50%	N/A	-50.00%
-	60%	-56.50%	N/A	-60.00%
-	70%	-66.00%	N/A	-70.00%
-	80%	-76.50%	N/A	-80.00%
-	90%	-86.50%	N/A	-90.00%
-	100%	-96.50%	N/A	-100.00%

CISCO SYSTEMS, INC. (CSCO)

Description of CISCO SYSTEMS, INC.

According to publicly available information, CISCO SYSTEMS, INC. (“Cisco”) designs, manufactures, and sells IP-based networking and other products relating to the communications and information technology industry worldwide. Cisco provides products for transporting data, voice, and video within buildings, across campuses, and around the world. Cisco offers routers, which interconnect computer networks; and switching systems, which offer connectivity to end users, workstations, and servers. Cisco also offers application networking services products; home networking products, such as voice and data modems, network cards, media adapters, Internet video cameras, and USB adapters; and hosted small-business systems, including integrated voice and data products. In addition, Cisco provides optical networking products; network security products and services; storage area networking products; Unified Communications, an integrated system that provides voice, video, data, and Web services; and video systems.

Cisco’s SEC file number is 0-18225.

Historical Performance of Cisco

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
March 31, 2004	29.39	21.94	23.52
June 30, 2004	24.83	20.68	23.70
September 30, 2004	23.68	17.50	18.10
December 31, 2004	20.35	17.80	19.30
March 31, 2005	19.61	17.13	17.89
June 30, 2005	20.25	17.01	19.11
September 30, 2005	20.23	17.30	17.93
December 30, 2005	18.12	16.83	17.12
March 31, 2006	22.00	17.18	21.67
June 30, 2006	22.00	19.08	19.53
September 29, 2006	23.50	17.10	23.00
December 29, 2006	27.96	22.80	27.33
March 30, 2007	28.99	24.94	25.53
June 29, 2007	28.48	25.31	27.85
September 28, 2007	33.37	27.79	33.11
October 1, 2007 through December 21, 2007	34.24	26.82	28.60

Deposit and Put Premium

As described in the prospectus supplement under ”Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit,“ for purposes of dividing the 11.50 per cent per annum interest rate on the notes among interest on the Deposit and Put Premium, 4.48 per cent constitutes interest on the Deposit and 7.02 per cent constitutes Put Premium.

Hypothetical Examples

The table below demonstrates hypothetical returns at maturity based on the assumptions outlined below. See “- Hypothetical Examples” above for more information.

Reference Asset:	Cisco

Initial Price:	USD 28.60

Barrier Price:	USD 21.4500

Interest Rate:	11.50 per cent per annum

Physical Delivery Amount:	34.9650 shares (fractional shares paid in cash)

Term of Notes:	6 months

Reinvestment Rate for Note Interest:	0 per cent

Table of Hypothetical Returns

FINAL PRICE (% CHANGE)		INVESTMENT IN THE NOTES		INVESTMENT IN THE REFERENCE ASSET
+	100%	5.75%		100.00%
+	90%	5.75%		90.00%
+	80%	5.75%		80.00%
+	70%	5.75%		70.00%
+	60%	5.75%		60.00%
+	50%	5.75%		50.00%
+	40%	5.75%		40.00%
+	30%	5.75%		30.00%
+	20%	5.75%		20.00%
+	10%	5.75%		10.00%
	0%	5.75%		0.00%
		Barrier Price Ever Breached?
		YES	NO
-	10%	-4.25%	5.75%	-10.00%
-	20%	-14.25%	5.75%	-20.00%
-	30%	-24.25%	N/A	-30.00%
-	40%	-34.25%	N/A	-40.00%
-	50%	-44.25%	N/A	-50.00%
-	60%	-54.25%	N/A	-60.00%
-	70%	-64.25%	N/A	-70.00%
-	80%	-74.25%	N/A	-80.00%
-	90%	-84.25%	N/A	-90.00%
-	100%	-94.25%	N/A	-100.00%